                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                       DIVERSIFIED CORPORATE RESOURCES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

                                  May 11, 2001

Dear Shareholder:

    You are cordially invited to attend the 2001 Annual Meeting of Shareholders (the "Annual Meeting") of Diversified Corporate Resources, Inc. (the "Company"), which will be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania 19103 on June 12, 2001 at 10:00 a.m. Eastern Time.

    At the Annual Meeting, you will be asked to consider and vote upon the following: (1) the election of directors to hold office until the next annual election of directors by shareholders or until their respective successors shall have been duly elected and shall have qualified, (2) to approve the amendment to the Company's 1998 Nonqualified Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance from 300,000 to 800,000, and (3) the transaction of any and all other business that may properly come before the meeting or any adjournment(s) thereof.

    Whether or not you plan to attend the meeting, please date, sign, and return the enclosed proxy for your shares of stock in the enclosed prepaid envelope. Your cooperation in returning your executed proxy promptly is appreciated. If you do attend the meeting, you may vote in person, which will effectively revoke any proxy previously submitted.

                                          Sincerely,

                                          /s/ J. Michael Moore
                                          J. Michael Moore
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                     DIVERSIFIED CORPORATE RESOURCES, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 350
                              DALLAS, TEXAS 75243

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 12, 2001

                            ------------------------

To the Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Diversified Corporate Resources, Inc. (the "Company") to be held in Philadelphia, Pennsylvania on Tuesday, June 12, 2001 for the following purposes:

    1. To elect four directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified.

    2. To approve the amendment to the Company's 1998 Nonqualified Stock Option Plan amended to increase the number of shares of the Company's Common Stock reserved for issuance from 300,000 to 800,000.

    3. The transaction of any and all other business that may properly come before the meeting or any adjournment(s) thereof.

    Holders of record of the Company's Common Stock at the close of business on April 27, 2001 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

    You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. Your proxy will be returned to you if you are present at the Annual Meeting and request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ Anthony G. Schmeck

                                          SECRETARY

Dallas, Texas
May 11, 2001

                     DIVERSIFIED CORPORATE RESOURCES, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 350
                              DALLAS, TEXAS 75243

                            ------------------------

                                PROXY STATEMENT
                    FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 12, 2001

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed form of proxy is solicited by the Board of Directors of Diversified Corporate Resources, Inc. (the "Company") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS SET FORTH IN THE NOTICE.

    The executive offices of the Company are located at, and the mailing address of the Company is, 12801 North Central Expressway, Suite 350, Dallas, Texas 75243.

    Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

    This proxy statement (the "Proxy Statement") and an accompanying form of proxy are being mailed on or about May 11, 2001. The Company's Annual Report is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

    The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company's principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until the Company at or before the Annual Meeting has received such notice. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

    In addition to the solicitation of proxies by use of the mail, directors, officers, and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such directors, officers, and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of the Company's common stock, par value $.10 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

    The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock, and other costs of solicitation, are to be borne by the Company.

                     VOTING SECURITIES OUTSTANDING; QUORUM

    The record date for the determination of shareholders entitled to notice of and vote at the Annual Meeting was the close of business on April 27, 2001 (the "Record Date"). At the close of business on the Record Date there were 2,811,865 shares of Common Stock issued and outstanding, each of which is entitled to one vote on all matters properly brought before the Annual Meeting. Shareholders have no cumulative voting rights.

    The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are treated as present at the Annual Meeting and are, therefore, counted to determine a quorum. If a quorum is not present, the shareholders entitled to vote who are present in person or represented by proxy at the Annual Meeting have the power to adjourn the meeting from time to time, without notice or other announcement, until a quorum is present or represented. It is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them for such an adjournment. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

    Assuming the presence of a quorum, the affirmative vote of the holders of
(a) a plurality of the shares of Common Stock represented and voting at the Annual Meeting is required for the election of directors, and (b) a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote therein is required to (i) approve the amendment (the "Amendment") to the Company's 1998 Nonqualified Stock Option Plan (the "1998 Plan"), and (ii) approve any and all other business that may properly come before the meeting or any adjournment(s) thereof.

    Abstentions may be specified on all proposals except the election of directors. Abstentions, with respect to any proposal other than the election of directors, will have the same effect as a vote against such proposal. Broker non-votes will have no effect on the outcome of the election of directors or the approval of the Amendment. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

                    [Remainder of page intentionally left blank]

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 27, 2001 by (a) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (b) each of the Company's directors; (c) each of the executive officers named in the Summary Compensation Table below; and (d) all directors and executive officers of the Company as a group. The address of each person listed below is 12801 N. Central Expressway, Suite 350, Dallas, Texas 75243, unless otherwise indicated.

                                                               SHARES BENEFICIALLY
                                                                   OWNED(1)(2)
                                                              ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER       PERCENT
------------------------------------                          --------      --------
DCRI L.P. No. 2, Inc........................................  586,630(3)      20.9%
J. Michael Moore............................................  824,130(3)(4)   27.9%
Samuel E. Hunter............................................   55,625(5)       1.9%
Deborah A. Farrington.......................................   48,125(6)       1.7%
A. Clinton Allen............................................   48,125(7)       1.7%
Anthony G. Schmeck..........................................   20,139(8)         *
FMR Corp....................................................  277,700(9)       9.9%
M. Ted Dillard..............................................  228,667(10)      7.9%
All directors and executive officers as a group (5
  persons)(4), (5), (6), (7), (8),..........................  996,005         32.0%

------------------------

*   Represents less than 1% of outstanding Common Stock.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below and subject to applicable community property laws.

(2) Except for the percentages of certain parties that are based on presently exercisable options that are indicated in the following footnotes to the table, the percentages indicated are based on 2,811,865 shares of Common Stock issued and outstanding on the Record Date. In the case of parties holding options, the percentage ownership is calculated on the assumption that the shares underlying such options which are vested or will be vested in the next 60 days are outstanding.

(3) These shares (the "Current Shares") were acquired by DCRI L.P. No. 2, Inc. ("No. 2") in 1993 as the result of a series of transactions which involved Ditto Properties Co. ("DPC"); the Current Shares were part of 899,200 shares of Common Stock (the "No. 2 Shares") which were purchased in 1991 by USFG/DHRG LP No. 1, a partnership (the "Partnership"). The partners of the Partnership then included DPC and a corporation owned and controlled by J. Michael Moore ("Moore"). In 1996, DPC filed a lawsuit (the "Ditto Litigation") against No. 2 and others (the Company is now named as a defendant in the Lawsuit) in which DPC is claiming, among other things, that the 1993 sale of the No. 2 Shares to No. 2 should be rescinded. However, in 1997 the trial court in the Ditto Litigation granted No. 2's motion for summary judgment dismissing DPC's rescission claim. DPC has also filed a
    Schedule 13D claiming that it is the beneficial owner of the No. 2 Shares based on a successful outcome of DPC's rescission claim. Subsequent to 1993, No. 2 has sold or otherwise hypothecated certain of the No. 2 Shares.

    No. 2 holds sole voting and investment power with respect to the Current Shares, subject to the claims of DPC as to ownership of the Current Shares, and subject to the rights retained by (a) Imperial Bank in connection with a loan (the "Imperial Loan") to No. 2, the principal balance of which is $550,000, (b) Bank One Texas, N.A. ("Bank One") in connection with a loan (the "Bank One Loan") to No. 2, the principal balance of which is $ 694,725, and (c) Compass Bank in connection with two loans (collectively the "Compass Loan") to No. 2, the principal balance of which is $364,966. No. 2 and Moore have granted a security interest to (i) Imperial Bank to secure the Imperial Loan in 275,500 shares of Common Stock, (ii) to Bank One to secure the Bank One Loan in 207,930 shares of Common Stock, (iii) to Compass Bank to secure the Compass Loan in 168,500 shares of Common Stock, and (iv) to the Company, to secure the Company in connection with the Compass Bank transaction, in 25,000 shares of Common Stock (see "Certain Relationships and Related Transactions" for more information related to the Compass Bank Loan and to the Company's agreement to purchase the Compass Loan in the event No. 2 and Moore default in their obligations to repay the Compass Loan).

    No. 2 and Moore have granted a second lien security interest to the Company, to secure the Company in connection with the amounts owed to the Company by Mr. Moore and/or No. 2 (the "No. 2 Advances"), in 596,930 shares of the Common Stock pledged to Imperial Bank, Bank One, and Compass Bank. No. 2 has granted a second lien security interest to an individual, to secure such individual in connection with an approximately $48,500 owed to such individual, in 55,000 shares of Common Stock pledged to Imperial Bank.
    No. 2 has granted a third lien security interest to the Company, to secure the Company in connection with the No. 2 Advances, in 55,000 shares of the aforesaid shares pledged to Imperial Bank (see "Certain Relationships and Related Transactions" for more information related to the No. 2 Advances).

    No.2 has granted an option (the "Hunter Option") to Samuel E. Hunter, a director of the Company, to purchase an aggregate of 20,000 shares of Common Stock at $5.00 per share which option expires on July 31, 2002. The address of No. 2 is 12801 North Central Expressway, Suite 260, Dallas, Texas 75243.

(4) Includes the Shares, which are beneficially owned by No. 2 (as Mr. Moore owns substantially all of the capital stock of No. 2), and 140,000 shares of Common Stock issuable upon the exercise of options.

(5) Includes 50,625 shares of Common Stock issuable upon the exercise of options. This number excludes 20,000 shares of Common Stock issuable upon exercise of the Hunter Option. The address of Mr. Hunter is 501 East 87th Street, 17E, New York, New York 10128.

(6) Consists of 48,125 shares of Common Stock issuable upon the exercise of options. The address of Ms. Farrington is 929 Park Avenue, New York, New York 10028.

(7) Consists of 48,125 shares of Common Stock issuable upon the exercise of options. The address of Mr. Allen is 1280 Massachusetts Avenue, No. 200, Cambridge, Mass. 02138.

(8) Includes 15,000 shares of Common Stock issuable upon the exercise of options.

(9) The address of FMR Corp. is 82 Devonshire St., Boston, MA 02109.

(10) Includes 87,667 shares of Common Stock issuable upon the exercise of options; all of such options were granted to Mr. Dillard, pursuant to either the Company's 1996 Nonqualified Stock Option Plan (the "1996 Plan") or the 1998 Plan, during the time Mr. Dillard was employed by the Company (see "Report from the Compensation Committee regarding Executive Compensation" for more information related to those options). While Mr. Dillard claims to own 7.5% of the capital stock of No. 2 and in January 2000, and to have exercised the right to acquire an additional 2.5% of the capital stock of No. 2; no shares of No. 2 have yet to be issued to Mr. Dillard. None of the shares of Common Stock owned by No. 2 are included in the shares of Common Stock owned by Mr. Dillard. The address of Mr. Dillard is 2016 St. Andrews, Richardson, TX 75082.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    The Company's Bylaws provide that the number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than one. On April 26, 2001, the number of directors comprising the Board of Directors was set at seven (7). While only four (4) individuals are being nominated for directors at the Annual Meeting, management of the Company hopes to increase in the future the number of individuals serving as directors of the Company. At this time, there are no agreements or understandings to appoint anyone as a director subsequent to the Annual Meeting.

    The Board of Directors has nominated for directors the four individuals named below to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders, or until their successor has been duly elected and has qualified. All of the nominees are currently directors of the Company. Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of the following named nominees for the offices of directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors shall have been duly elected and shall have qualified. Information regarding each nominee is set forth in the table and text below.

                                                  PRESENT OFFICE(S) HELD IN THE              DIRECTOR
NOMINEE                      AGE                             COMPANY                          SINCE
-------                    --------   -----------------------------------------------------  --------
J. Michael Moore........      54              Chairman and Chief Executive Officer             1991
A. Clinton Allen........      57                              None                             1998
Deborah A. Farrington...      50                              None                             1997
Samuel E. Hunter........      66                              None                             1997

    J. MICHAEL MOORE has served as the Chairman of the Board of Directors of the Company since May 1991. Mr. Moore has served as Chief Executive Officer of the Company since May 1993. He has been President and Chief Executive Officer of United States Funding Group, Inc., a Texas corporation, since 1986. Mr. Moore is the principal shareholder of DCRI L.P. No. 2, Inc., a Texas corporation.
Mr. Moore is also a minority shareholder in More-O, Inc. See "Security Ownership of Certain Beneficial Owners and Management."

    A. CLINTON ALLEN was elected to the Board of Directors on April 21, 1998, by unanimous consent of the Board of Directors. Mr. Allen has been Chairman and Chief Executive Officer of A.C. Allen and Company, an investment banking and consulting firm, since 1987. He also serves on the board of directors of The DeWolfe Companies, Swiss Army Brands Inc., Steinway Musical Instruments, and Psychemedics Corporation. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until the acquisition of the company by Viacom/Paramount in September 1994. None of such companies is an affiliate of the Company.

    DEBORAH A. FARRINGTON was elected to the Board of Directors of the Company on November 12, 1997, by unanimous vote of the Board of Directors. Since
May 1998, Ms. Farrington has been a consultant to the Company in addition to functioning as a director (see "Board of Directors and Committee--Director Compensation"). Since May 1998, Ms. Farrington has been Managing Member of the general partner of StarVest Partners, L.P., a private equity investment firm. From 1993 to 1997, Ms. Farrington served as Co-Chairman of Victory Ventures LLC and President and Chief Executive Officer of its predecessor Victory Capital, LLC, both venture capital companies in New York City. From 1993 to 1996,
Ms. Farrington also served as Chairman of the Board of Staffing Resources Inc., a Dallas based staffing services company. She also served as Co-Chairman of the Board of Tigera Group, Inc. from 1995 to 1996.

    SAMUEL E. HUNTER was elected to the Board of Directors of the Company on February 28, 1997, by unanimous vote of the Board of Directors. Since July 1, 2000, Mr. Hunter has managed the sales trading desk for the Interstate Group in New York. From October 1, 1997 to June 2000 Mr. Hunter served as Senior Vice President of Sales for OptiMark Technologies, Inc., an electronic trading network. From 1993 to 1997, he served as managing director for equities trading for Ormes Capital Markets, Inc. in New York City. Mr. Hunter is also a minority shareholder and director in More-O, Inc. Mr. Hunter is also engaged in various other business activities. See "Security Ownership of Certain Beneficial Owners and Management."

    None of the nominees is related to any other nominee or to any executive officer or director of the Company by blood, marriage or adoption (except relationships, if any, more remote than first cousin).

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held five (5) meetings during the year ended
December 31, 2000. In addition, during 2000 the Board of Directors acted two
(2) times by unanimous written consent. All directors of the Company during that time attended 100% of the meetings of the Board of Directors.

    Working committees of the Board include the Audit Committee and the Compensation Committee. The Board of Directors does not have a standing Nominating Committee.

    AUDIT COMMITTEE. The Audit Committee consists of Mr. Hunter (Chairman),
Ms. Farrington, and Mr. Allen, all of whom are independent (as defined in the rules of the American Stock Exchange and in the charter for the Audit Committee, which is attached hereto as Appendix A, and which was adopted and approved by the Board of Directors of the Company on June 12, 2000). The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The function of the Audit Committee is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, review the adequacy of the Company's internal accounting controls and review of the Company's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders. During 2000, the Audit Committee held four (4) meetings. See "Report of Audit Committee of the Board of Directors".

    COMPENSATION COMMITTEE. The Compensation Committee consists of Mr. Allen, Ms. Farrington and Mr. Hunter. The Chairman of the Compensation Committee is Mr. Allen. The Compensation Committee determines the compensation of the Company's executive officers and administers the Company's stock option plans. During 2000, the Compensation Committee held one (1) meeting and took one
(1) action by unanimous consent.

    OTHER COMMITTEES. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

DIRECTORS COMPENSATION

    Until June 2000, members of the Board of Directors received $8,000 per quarter, with no meeting fees. In June 2000, the compensation of the members of the Board of Directors was increased to $10,000 per quarter, with no meeting fees. In addition, members of committees received $500 for each committee meeting attended. Mr. Hunter, Chairman of the Audit Committee, receives $1,000 for each

Audit Committee meeting attended, and Mr. Allen, Chairman of the Compensation Committee receives $1,000 per month as Chairman of the Compensation Committee.

    Members of the Board of Directors who are employees of the Company received no compensation for serving as a director of the Company or for attending meetings of the Board of Directors.

    In 2000, the Company paid $4,000 per month to Deborah A. Farrington, a director of the Company, in accordance with the terms of the May, 1998 consulting agreement, pursuant to which Ms. Farrington agreed to provide consulting services to the Company in connection with an acquisition program of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF
             THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                               EXECUTIVE OFFICERS

    The table and text below set forth the name, age, current position and term of office of the Company's executive officers other than those executive officers who are also directors of the Company and for whom such information is set forth above under the caption "Election of Directors".

NAME                       AGE                                POSITION
----                     --------   ------------------------------------------------------------
Anthony G. Schmeck....      48      Chief Financial Officer, Secretary and Treasurer

    ANTHONY G. SCHMECK was appointed Secretary of the Company on April 4, 2001. Mr. Schmeck has been Chief Financial Officer and Treasurer of the Company since April 14, 2000 having joined the Company in September 1999 as its Principal Accounting Officer and Director of Accounting. Previously, from March 1998 to September 1999, Mr. Schmeck was the Chief Administrative Officer and Corporate Controller at Landmark Financial Services, Inc. (a financial services business). Mr. Schmeck also held senior level financial positions at Nu-Kote Holding, Inc. (a manufacturer of ribbons and cartridges for printers, copiers and fax machines) from 1987 to 1997 (at the time of termination of his employment with this entity, Mr. Schmeck was Senior Vice President, Corporate Controller and Secretary of such entity). Mr. Schmeck also held senior level financial positions at Rockwell International (a multi industry corporation) from 1978 to 1987. He was an auditor at Price Waterhouse (an international accounting firm now named PricewaterhouseCoopers L.L.P.) from 1974 to 1978. During the 4th quarter of 2000, Nu-Kote Holding, Inc. emerged from its bankruptcy proceedings when its Plan of Reorganization was finalized pursuant to the 1998 filing of a bankruptcy petition for protection from creditors under Chapter 11 of the Federal Bankruptcy Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities (the "10% Shareholders") to file reports of ownership and changes of ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% Shareholders of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on a review of copies of such forms received, the Company believes that, except as below set forth, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Shareholders have been timely met since January 1, 2000 to date. The exceptions are that (a) in February 2001, each of Messrs. Moore, Dillard, Schmeck, Hunter and Allen and
Ms. Farrington were one day late in filing their Form 5's for 2000, and (b) no Form 4 has been filed by Mr. Moore in connection with any of the shares of the Common Stock of No. 2 sold in 2001 by or at the direction of Bank One. For more information concerning the Bank One Loan involving Bank One and No. 2, see "Security Ownership of Certain Beneficial Owners and Management".

                             EXECUTIVE COMPENSATION

    The following table summarizes certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and other most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                     ANNUAL COMPENSATION             COMPENSATION AWARDS
                                            -------------------------------------   ----------------------
                                                                         OTHER      SECURITIES UNDERLYING
                                                                        ANNUAL      ALL OTHER OPTIONS/SARS
NAME AND PRINCIPAL POSITION       YEARS     SALARY($)   BONUS($)(1)   COMP.($)(2)           (#)(3)           COMPENSATION($)
---------------------------      --------   ---------   -----------   -----------   ----------------------   ---------------
J. Michael Moore...............    2000     $230,045      $83,668       $31,000                 --              $      --
  Chairman and Chief Executive     1999      220,996           --        38,000                 --                     --
  Officer                          1998      188,320       55,805        23,500            100,000(4)                  --

M. Ted Dillard(5)..............    2000     $207,793      $68,903       $25,000                 --              $      --
  Former President and
  Secretary                        1999      170,040           --        28,087                 --                     --
                                   1998      157,504       46,700        18,700             66,667                     --

Anthony G. Schmeck(6)..........    2000     $130,112      $67,123       $    --                 --              $      --
  Chief Financial Officer,
  Secretary and Treasurer          1999       29,377           --            --             20,000                     --
                                   1998           --           --            --                 --                     --

--------------------------

(1) Each executive's bonus is calculated as a percentage of after-tax net income ("Profits"). In 2000, Mr. Schmeck was paid a one-time project related bonus of $25,000.

(2) Includes perquisites and other personal benefits if value is greater than the lesser of $50,000 or 10% of reported salary and bonus. Includes director's fees for each of Mr. Moore and Mr. Dillard of $1,500 in 1998. Includes deferred compensation for Mr. Moore of $31,000, $38,000 and $22,000 and Mr. Dillard of $25,000, $27,000 and $16,500, respectively, in 2000, 1999 and 1998.

(3) No options were granted in 2000. All options granted in 1999 and 1998 were granted pursuant to the 1998 Plan.

(4) In April 1998, Mr. Moore was granted (the "1998 Grant") options to purchase 100,000 shares of Common Stock contingent upon the exercise by Mr. Moore of previously granted options (the "Existing Options") to purchase 124,000 shares. In April 1999, the 1998 Grant was reduced to options to purchase 62,500 shares as a result of Mr. Moore's partial exercise of the Existing Options. As reduced, the options granted pursuant to the 1998 Grant are fully vested.

(5) Effective as of March 15, 2001, Mr. Dillard resigned from all positions as an officer and director of the Company and its subsidiaries.

(6) Mr. Schmeck became the Chief Financial Officer and Treasurer of the Company on April 14, 2000 and Secretary on April 4, 2001. Mr. Schmeck joined the Company in September 1999 as the Principal Accounting Officer and Director of Accounting.

STOCK OPTION GRANTS DURING 2000

    Not applicable

AGGREGATED STOCK OPTION/SAR EXERCISED DURING 2000 AND STOCK OPTION/SAR VALUES AS OF
  DECEMBER 31, 2000

    The following table sets forth information with respect to the Chief Executive Officer and the Named Executive Officers concerning the exercise of options during 2000 and unexercised options held as of December 31, 2000:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                          NUMBER OF
                                                                          SECURITIES        VALUE OF
                                                                          UNDERLYING       UNEXERCISED
                                                                         UNEXERCISED      IN-THE-MONEY
                                                                         OPTIONS/SARS    OPTIONS/SARS AT
                                                                          AT FISCAL      FISCAL YEAR END
                                                                        YEAR END(#)(1)      ($)(1)(2)
                                               SHARES                   --------------   ---------------
                                             ACQUIRED ON     VALUE       EXERCISABLE/     EXERCISABLE/
NAME                                         EXERCISE(#)   REALIZED $   UNEXERCISABLE     UNEXERCISABLE
----                                         -----------   ----------   --------------   ---------------
J. Michael Moore...........................          --           --    134,792/5,208          $0/$0
M. Ted Dillard.............................          --           --     82,111/5,556          $0/$0
Anthony G. Schmeck.........................          --           --     12,500/7,500          $0/$0

------------------------

(1) The amounts under the headings entitled "Exercisable" reflect vested options as of December 31, 2000 and the amounts under the headings entitled "Unexercisable" reflect options that have not vested as of December 31, 2000.

(2) No options outstanding are in-the-money at December 31, 2000 based on the $2.875 per share closing price of the Common Stock on December 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of SEC Regulation S-K. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such company performing similar functions or, in the absence of any such committee, the entire board of directors of such corporation), one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

    MEMBERSHIP. The Compensation Committee currently consists of three individuals: A. Clinton Allen (who is the Chairman of the Compensation Committee), Deborah A. Farrington and Samuel E. Hunter. Mr. Allen became a member of the Board and the Chairman of the Compensation Committee on April 21, 1998.

    RESPONSIBILITIES. The Compensation Committee is responsible for establishing the level of compensation of the executive officers of the Company and administering the 1996 Plan and the 1998 Plan. The compensation review and evaluation is conducted by reviewing the overall performance of each individual and comparing the overall performance of the Company with others in its industry, as well as considering general economic and competitive conditions. The financial performance of the Company on a yearly basis and as compared with the Company's Peer Group (see "Comparative Total Returns," below) and the industry as a whole, the Company's stock price and market share, and the individual performance of each of the executive officers, are among the factors reviewed. No particular weight is assigned to one factor over another.

    GENERAL COMPENSATION POLICY. The Company's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. It is our objective to make a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package is comprised of three elements:
(a) base salary, which reflects individual performance and is designed primarily to be competitive with salary levels of similarly sized companies, (b) annual variable performance awards payable in cash and tied to the Company's achievement of performance goals, and (c) long-term stock based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. Generally, as an officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

    EMPLOYMENT AGREEMENTS AND COMPENSATION. The Company is a party to employment agreements with Messrs. Moore and Schmeck. Both of the existing agreements provide for an annual base salary and certain other benefits. The Compensation Committee has in the past, and may continue in the future, to approve salaries above the agreed-upon base salaries based upon the factors listed above. See "Employment Contracts and Change in Control Arrangements," below, for specific information as to the terms of each of these employment agreements. Bonuses for the Company's executive officers are determined by the Compensation Committee pursuant to an incentive plan below discussed. See "--Executive Bonus Plan," below.

    During 2000, the Chief Executive Officer of the Company and the Chief Financial Officer of the Company received salaries averaging 4%, and 11% over 1999 levels: in the case of Mr. Schmeck, such comparison is based upon the portion of the year that Mr. Schmeck was an employee of the Company in 1999. In comparison to the salary levels of the chief executive officers and chief financial officers of companies within the Company's Peer Group, the salaries of Messrs. Moore and Schmeck are below average.

    EXECUTIVE BONUS PLAN. As a result of the Company's performance, executive bonuses of $83,668 and $42,123 were paid to Messrs. Moore and Schmeck for 2000. In December 1999, the Compensation Committee established an Executive Bonus Plan pursuant to which a bonus pool will be established based upon the Company's net income (after tax income exclusive of non-operating and non-recurring gains and losses and exclusive of write-off of capitalized expenses). The amount of such bonus pool will be (a) zero if the Company's net income is $1,000,000 or less,
(b) four and one-half percent (4.5%) of the Company's net income for Messrs. Moore (3%), and Schmeck (1.5%) if the Company's net income increases (in relationship to the Company's net income in the preceding year) at a rate of less than 20%, and (c) six and one quarter percent (6.25%) of the Company's net income for Messrs. Moore (4.25%), and Schmeck (2%) if the Company's net income increases (in relationship to the Company's net income in the preceding year or over the $1,000,000 net income base) at a rate of 20% or more. Based on the same type of formula, additional bonus amounts may be awarded to other executives of the Company who are not executive officers of the Company. See "Executive Compensation--Summary Compensation Table," above.

    EQUITY COMPENSATION. The executive officers are also granted stock options from time to time under the Company's 1996 Plan and the 1998 Plan. The timing of such grants and the size of the overall option pools and their allocations are determined by the Compensation Committee based upon market conditions and corporate and individual performance. Although the Compensation Committee in 1999 established a formula to be followed in determining the number of stock options to be granted to the executive officers of the Company, the Compensation Committee has determined that such formula should be revised with respect to the years 2000 and subsequent.

    Based upon the Company's performance in 2000, Mr. Moore and Schmeck have been granted options to purchase 100,000 and 60,000, respectively, shares of the Company's common stock at $3.40 per share. Certain of these shares are subject to shareholder approval of the proposed amendment to the 1998 Plan.

    DILLARD'S TERMINATION MATTERS. Effective as of March 15, 2001, M. Ted Dillard resigned as an officer and director of the Company and each of its subsidiaries. During all of 2000, and until March 15, 2001, Mr. Dillard had been a director of the Company, President and Secretary of the Company, and an officer and director of the various subsidiaries of the Company. During 2000, Mr. Dillard was paid $207,793 of base compensation and he was also paid $68,903 as bonus for the year 2000. As part of Mr. Dillard's severance arrangement with the Company, he is to be paid $210,000 in 24 equal semi-monthly installments beginning March 16, 2001, and a pro rata share of any bonus that would have been payable to him based upon having been with the Company for 74 days in 2001. In addition, (a) the time for vesting with respect to 5,556 shares of the Company's common stock for which Mr. Dillard has stock options was accelerated from March 31, 2001 to March 15, 2001, (b) the time for exercising all of the stock options which Mr. Dillard has been granted by the Company (options on 87,667 shares at an option price of $5.125 per share) were extended until December 31, 2002, and (c) various other benefits are to be provided to Mr. Dillard pursuant to the terms of his severance agreement with the Company; a copy of such agreement was filed as Exhibit 10.1 to the Company's Form 8-K for March 15, 2001, and such document is hereby incorporated by reference.

    TAX CONSEQUENCES. The Omnibus Budget Reconciliation Act of 1993 added
Section 162(m) ("Section 162(m)") to the Internal Revenue Code. With certain exceptions, Section 162(m) prevents publicly held corporations, including the Company, from taking a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and the other persons named in the Summary Compensation Table in this Proxy Statement ("Covered Persons"). For purposes of
Section 162(m), this limitation will apply to the tax year in which the Company would otherwise take the deduction. For nonqualified stock options the deduction is normally taken in the year the option is exercised. However, Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding $1 million if (i) paid solely upon attainment of one or more performance goals, (ii) paid pursuant to a performance-based compensation plan adopted by the Compensation Committee, and (iii) the terms of the plan are approved by the shareholders before payment of the compensation.

    The Compensation Committee has previously reviewed the Company's compensation plans with regard to the deduction limitation contained in
Section 162(m). The Compensation Committee believes that option grants under the 1996 Plan (the "1996 Options") do not meet the requirements of Section 162(m) to be considered performance-based compensation. Therefore, Section 162(m) could limit the Company's deduction in any tax year in which a Covered Employee who received 1996 Options exercises some or all of such Covered Employee's 1996 Options and such recipient's total compensation, including the value of the exercised options, exceeds $1 million in that taxable year.

    The Compensation Committee decided not to alter the Company's compensation plans with respect to existing 1996 Options, but does believe that options granted and repriced to Covered Employees under the 1998 Plan will meet the deductibility requirements of Section 162(m).

                                          COMPENSATION COMMITTEE
                                          A. Clinton Allen
                                          Deborah A. Farrington
                                          Samuel E. Hunter

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into agreements with Messrs. Moore and Schmeck which provide for the following: (a) payment of a base compensation of not less than $250,000 to Mr. Moore and $140,000 to Mr. Schmeck (such amounts are the current level of compensation of these executives, (b) Mr. Moore shall be the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company, (c) Mr. Schmeck shall be the Treasurer and Chief Financial Officer of the Company (since April 4, 2001, Mr. Schmeck has also been the Secretary of the Company) and shall report to Mr. Moore, and (d) both of these individuals shall have the right to participate in all of the benefit, bonus and incentive compensation plans of the Company and its subsidiaries. The employment agreement for Mr. Moore provides that during such executive's agreement, the Company shall fund for Mr. Moore a deferred compensation program (the "deferred Compensation Program") for such executive in the amount of $3,000 per month. The provisions of the employment agreements provide that such agreements shall terminate on December 31, 2001. The employment agreements for Mr. Moore and Mr. Schmeck provide that if the executive's employment with the Company is terminated without cause, the Company agrees to pay such executive an amount equal to the base compensation that would have been paid to such executive for a period of twelve (12) months for Mr. Moore and six (6) months for Mr. Schmeck (the "Extension Period") following the date of termination of employment. In addition, if the executive's employment is terminated without cause, the executive shall be entitled to receive a pro rata share of any bonus or incentive compensation that such executive would otherwise have been entitled to receive had he remained employed for the entirety of the calendar year involved and shall have 12 months following such termination within which to exercise his options. It is anticipated that the employment agreements with Messrs. Moore and Schmeck will be renegotiated and extended in the near term.

    The employment agreements of Mr. Moore and Mr. Schmeck also provide, among other things, that upon a Special Change in Control (as defined below), and if the executive's employment with the Company is terminated for any reason other than Voluntary Termination (as defined in the respective employment agreements) or terminated for cause during the twenty-four (24) month period beginning on the effective date of such change in control (a) the payments to the executive under the employment agreement for the Extension Period shall be at such times and in such amounts as would have been paid to the executive during the Extension Period had the executive's employment not been terminated, and
(b) the Company's obligation to fund the Deferred Compensation Program shall extend until the expiration of the Extension Period.

    With respect to the change of control provisions related to stock options, each of the 1996 Plan and the 1998 Plan contain certain change of control provisions. In addition, if with respect to either Mr. Moore or Mr. Schmeck, a Special Change of Control occurs and such employment with the Company terminates for any reason other than Voluntary Resignation or Termination for Cause (as defined the respective Stock Option Agreement for both executives), such executive's stock option will become fully vested, notwithstanding any other vesting provisions.

    For this purpose, the term "Special Change of Control" means (a) any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, other than the Company, a majority-owned subsidiary thereof, or Mr. Moore and any affiliate of Mr. Moore, becomes the beneficial owner (as defined pursuant to Section 13(d) under the Exchange Act) of the Company's securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company; or (b) if, as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are beneficially owned (as defined pursuant to Section 13(d) of the Exchange

Act) in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (c) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

REPORT FROM THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company for the year ended December 31, 2000. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP ("PWC"), the independent auditors of the Company, with and without management present, the results of the audit of such financial statements. These discussions included PWC's evaluations of the Company's internal controls, accounting policies, accounting estimates, any proposed adjustments arising from their audit of the financial statements, and other matters required to be discussed with the independent auditors by Statement on Auditing Standards
No. 61.

    The Audit Committee has received and discussed with PWC a written communication required by Independence Standards Board Statement No. 1 regarding the independence of PWC from the Company.

    Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2000 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE
                                          Samuel E. Hunter
                                          Deborah A. Farrington
                                          A. Clinton Allen

AUDIT FEES

    The aggregate fees billed for professional services rendered by PWC for the audit of the Company's financial statements for the year ended December 31, 2000 and the reviews of the Company's financial statements included in the Company's Forms 10-Q for the year ended December 31, 2000 totaled $141,000. In 2000, the Company also paid PWC $7,500 for the audit of the Company's 401(K) plan and $48,000 for the audit of the financial statements of Datatek Corporation (Datatek) in connection of the Company's acquisition of Datatek. PWC performed no other services for the Company in 2000. The Audit Committee has determined that the provision of such services is compatible with maintaining PWC's independence.

INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP has served as auditors of the Company during 2000 and will serve in the capacity for 2001, unless the Audit Committee and the Board subsequently determine that a change is desirable. A representative of the auditors is expected to be at the Company's 2001 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if desired.

                           COMPARATIVE TOTAL RETURNS

PERFORMANCE GRAPH

    The following Performance Graph shows the changes over the five year period from December 31, 1995 to December 31, 2000 in the value of $1,000 invested in:
(a) the Company's Common Stock; (b) the Russell 2000 Index; and (c) the common stock of the Peer Group (as defined below) of companies, whose returns represent the arithmetic average for such companies and includes such companies in such average only during the years that any of such companies were publicly traded. The values with each investment as of the beginning of each year are based on share price appreciation and the reinvestment with dividends on the respective ex-dividend dates.

COMPARISON OF CUMULATIVE TOTAL RETURNS FROM YEAR-END 1995 THROUGH YEAR-END 2000
          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              12/31/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
DCRI             1,000    13,000    32,000    20,000    11,500    11,500
RUSSELL 2000     1,000     1,170     1,430     1,390     1,680     1,630
PEER GROUP       1,000     2,240     2,080     1,910     1,170       540

    The Company's Peer Group, as selected by the Company's Compensation Committee, consists of the following companies whose businesses, taken as a whole, resemble the Company's activities: Butler International, Inc., General Employment Enterprises, Inc, RCM Technologies, Inc., Professional Staffing, Comforce Corp., National Technical Systems, Inc., and National TechTeam, Inc. In previous years, the Company's Peer Group included Lamalie Associates, which was party to a merger in 1999 and no longer exists.

    This graph above assumes $1,000 invested on December 31, 1995 in the Common Stock of the Company, the Russell 2000 Index, and the Peer Group and was plotted using the above data.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 2000, the Company paid various expenses on behalf of Mr. Moore or various entities that he controls in the amount of approximately $345,000. These amounts bear an annual interest at prime plus 0.125%. The majority of these amounts are related to litigation associated with a lawsuit with Ditto Properties Company (the "Ditto Litigation"). The balance outstanding at
December 31, 2000 of $444,000 was collateralized by a first lien on 25,000 shares and a subordinated lien positions on 651,930 shares of the Common Stock held by Mr. Moore or No. 2. The aggregate principle balance of the loans to Mr. Moore or No. 2 that are collateralized by the senior liens on those 651,930 shares was $1,658,191 at April 27, 2001. The aforesaid 25,000 shares of the Common Stock are also pledged to our Company as collateral for a note purchase agreement with Compass Bank.

    The Company and Mr. Moore have agreed to, among other things, that (a) the Company will fund up to $250,000 of legal fees and expenses which are expected to be incurred by Mr. Moore in connection with the Ditto Litigation (all of such funding is expected to recorded as an expense of the Company and not as an advance to Mr. Moore), and (b) except as previously set forth, no additional uncollateralized advances will be made to Mr. Moore. See "Security Ownership of Certain Beneficial Owners and Management" for more information related to the Ditto Litigation and to the shares of Common Stock pledged to various third parties and to the Company.

    On January 12, 1999, the Company entered into (a) a note purchase agreement (the "Agreement") with Compass Bank (the "Bank"), and No. 2, which is principally owned by Mr. Moore, pursuant to which the Company agreed to purchase from the Bank, in the event of a default by No. 2 and Mr. Moore (as guarantor), the following: (i) two promissory notes (collectively the "Notes") executed by No. 2 payable to the Bank in the stated amount of $500,000 and (ii) all instruments collateralizing repayment of the Notes, including without limitation, a pledge agreement related to 168,000 shares of Common Stock which are owned by No. 2 as collateral for the Notes, and (b) a bank transaction agreement (the "Related Agreement") with No. 2 and Mr. Moore, which obligated No. 2 and/or Mr. Moore to (i) pledge to the Company an additional 50,000 shares (subsequently reduced to 25,000 shares) of Common Stock to collateralize the Company under the terms of both the Agreement and the Related Agreement,
(ii) pay the Company for entering into the Agreement by conveying to the Company 5,000 shares of Common Stock which were owned by No. 2, and (iii) waive the right of Mr. Moore to exercise options to purchase, at $2.50 per share, 5,000 shares of Common Stock pursuant to options previously granted to Mr. Moore by the Company. The proceeds from the loans evidenced by the Notes have been partially advanced by the Bank and have been used in part to fund Mr. Moore's purchase, at $2.50 per share (for an aggregate amount of $181,250), of 72,500 shares of Common Stock pursuant to exercising stock options previously granted to him by the Company. The aforementioned transactions have been approved by both the Board of Directors and the Audit Committee of the Board of Directors of the Company.

    More-O Corporation ("More-O"), of which Mr. Moore and Samuel E. Hunter, a director of the Company, are minority shareholders, paid the Company $20,000 for the sub-lease of office space in 2000.

    On July 17, 1998, Mr. Dillard, the Company's President until March 14, 2001, exercised options to purchase 84,000 shares of the Company's Common Stock for an aggregate purchase price of $257,250. The purchase price was paid with 7,500 shares (acquired in 1997) of the Common Stock valued at $89,500 (based upon the closing price of the Common Stock on July 16, 1998), and the remainder was paid in cash. In connection with this transaction the Company loaned Mr. Dillard approximately $149,000, which was subsequently reduced to approximately $90,000 (the "Tax Loan"), to cover his income tax liability associated with the transaction. The Tax Loan bears interest at the applicable federal rate, the interest is payable quarterly, is collateralized by 20,000 shares of the Common Stock and is due July 17, 2003. In addition, on October 12, 1998, the Board of Directors approved a loan to

Mr. Dillard of approximately $125,000 (the "Company Loan"). The Company Loan bears interest at 8%, which interest is payable quarterly, is collateralized by 43,400 shares of the Common Stock and is due July 17, 2003.

    With respect to Ms. Farrington, see "Board of Directors and Committees--Director Compensation," above.

            PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S 1998
                         NONQUALIFIED STOCK OPTION PLAN
                                  (PROPOSAL 2)

GENERAL

    On April 26, 2001, the Board of Directors approved an amendment (the "Amendment") to the Company's 1998 Nonqualified Stock Option Plan (the "1998 Plan") increasing the number of shares reserved for issuance pursuant to the 1998 Plan from 300,000 to 800,000 (the additional shares being the "New Shares"). The purpose of the Amendment is to enable the Company to carry out grants of options made in 2001, and to be able to continue to obtain and retain the services of the types of employees and officers who will contribute to the Company's long range success and to provide incentives which are linked directly to increases in share value that will inure to the benefit of all shareholders of the Company.

    The Company will register the issuance of the New Shares under the Securities Act of 1933, as amended (the "1933 Act"). The New Shares issued upon exercise of options after the effective date of such registration could immediately be sold in the open market subject, in the case of affiliates (as defined in Rule 144 under the 1933 Act), to compliance with the provisions of Rule 144 other than the holding period requirement.

    On April 27, 2001, the last sale price of the Common Stock on the American Stock Exchange was $3.10 per share. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting in person or represented by proxy and entitled to vote thereon is necessary in order to approve the adoption of the Amendment. Proxies will be voted for or against such approval in accordance with the specifications marked thereon and, if no specification is made will be voted in favor of such approval.

DESCRIPTION OF THE COMPANY'S 1998 PLAN

    A summary of the principal provisions of the 1998 Plan is set forth below.

    Options granted under the 1998 Plan will be stock options not intended to qualify for incentive stock option treatment ("Non-Qualified Stock Options" or "Options"). The 1998 Plan is not required to be qualified under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

ELIGIBILITY AND PARTICIPATION

    Under the 1998 Plan, Non-Qualified Stock Options may be granted to employees (including officers and directors) of the Company or a parent or subsidiary of the Company (approximately 950 persons at April 27, 2001).

ADMINISTRATION

    The 1998 Plan is administered by the Compensation Committee of the Company or, in the absence of a Compensation Committee, by a committee composed of one or more officers of the Company selected by the Board of Directors. Subject to the provisions of the 1998 Plan, the Committee has authority to determine all terms and provisions under which Options are granted pursuant to the 1998 Plan, including, without limitation, (i) the number of shares subject to each Option, (ii) when the Option becomes exercisable,
(iii) the vesting schedule for each grant, (iv) the exercise price and (v) the duration of the Option, which cannot exceed ten years.

CHANGE IN CONTROL TRANSACTIONS

    Each Option outstanding shall terminate upon (i) a merger or consolidation in which the Company is not the surviving entity, or (ii) a sale or transfer of all or substantially all of the capital stock or assets of the Company to any entity or person that is not a parent or subsidiary and the Company is not the surviving entity (each such transaction collectively referred to as a "Change of Control"), provided that each optionee to whom no share options have been tendered by the surviving entity on terms and provisions that substantially preserve the rights and benefits of such optionee's Options under the Plan shall have the right, prior to such Change of Control in which the Company is not the surviving entity, to exercise his or her outstanding Options in whole or in part, on the condition, however, that the Change of Control is actually effected. If the Change of Control is actually effected, such exercise shall be deemed effective (and, if applicable, the optionee shall be deemed a shareholder with respect to the Option exercised) immediately preceding the effective time of such Change of Control (on the date of record for shareholders entitled to share in the securities or property distributed in such Change of Control, if a record date is set). Notwithstanding the foregoing, in the event of a Change of Control in which the Company is not the surviving entity, the Compensation Committee shall have the right in its sole discretion to pay to each optionee possessing unexercised Options, as soon as practicable following consummation of such Change of Control, an amount equal to the fair market value of all shares purchasable (without regard to vesting provisions) under the unexercised Options LESS the exercise price of such unexercised Stock Options (the "Net Value"). Upon payment of the Net Value, all Options outstanding under the Plan shall be null and void, and the optionee shall have no further rights thereunder.

VESTING

    The 1998 Plan does not impose any specific vesting requirements.

AMENDMENT

    The 1998 Plan provides that the Board may amend the 1998 Plan at any time in such respect as the Board of Directors may deem desirable; provided that the following amendments shall require approval by the holders of a majority of the shares represented at a meeting of shareholders for which a quorum is present:
(i) to materially increase the aggregate number of shares eligible for issuance under the 1998 Plan; (ii) to materially increase the benefits accruing to participants under the 1998 Plan; or (iii) to materially modify the requirements for eligibility under the 1998 Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the federal income tax consequences of participation in the 1998 Plan is only a summary and does not purport to be complete, and differences in individual optionees' financial situations may cause federal, state and local income tax consequences of participation in the 1998 Plan to vary.

    An optionee will not recognize any income upon the grant of a Non-Qualified Stock Option. Upon exercise of the Non-Qualified Stock Option, the amount by which the fair market value of the shares transferred ("Non-Qualified Option Shares") at the time of exercise exceeds the exercise price must be treated as ordinary income received by the optionee.

    If an optionee exercises a Non-Qualified Stock Option by paying the exercise price with shares of Common Stock, the optionee will be treated as having made a nontaxable exchange of the number of shares transferred for an equal number of shares received (the "Exchange Stock"). The basis and holding period of the Exchange Stock will be the same as the basis and holding period of the stock transferred. The fair market value of all shares received in excess of the Exchange Stock (the "Excess Stock") are treated as compensation income to the optionee, and the Company generally will have a corresponding deduction to the extent the amount constitutes an ordinary and necessary business expense and is not disallowed by Section 162(m). The Excess Stock has a basis equal to the amount included in the optionee's compensation income and a holding period that begins on the date the Non-Qualified Stock Option is exercised.

    The Company generally will be entitled to deduct the amount that the optionee is required to treat as ordinary income in the Company's taxable year that ends with or within the taxable year in which the optionee recognizes such income, to the extent such amount constitutes an ordinary and necessary business expense and is not disallowed under Section 162(m).

    Upon a taxable disposition of Non-Qualified Option Shares, any amount received by the optionee in excess of the sum of (i) the exercise price and
(ii) any amount includable in income with respect to the exercise of such Non-Qualified Stock Option, will generally be treated as long-term or short-term capital gain, depending upon the holding period of the Non-Qualified Option Shares. To qualify for long-term capital gain treatment, the Non-Qualified Option Shares must have been held for more than 12 months, and to qualify for the lowest level of federal income tax on capital gains, such shares must be held for more than 18 months. If the Non-Qualified Option Shares are held for more than 12 months but not more than 18 months, the maximum federal income tax rate applicable to individuals is currently 28%, and if the Non-Qualified Option Shares are held for more than 18 months, the maximum federal income tax rate for individuals is 20%. If, upon disposition, the optionee receives an amount that is less than the fair market value of the Non-Qualified Option Shares on the exercise date, the loss will generally be treated as a long or short-term capital loss, depending upon the holding period of such Non-Qualified Option Shares.

TERMINATION OF OPTIONS

    Except as expressly provided in the Option agreements, each Option shall terminate upon the optionee's termination of employment or status as a director.

SHARES OF COMMON STOCK SUBJECT TO THE 1998 PLAN

    The 1998 Plan authorizes the granting of Non-Qualified Stock Options to optionees to purchase Common Stock. A total of 300,000 (800,000 shares if amendment to the plan is approved) shares of Common Stock (subject to certain adjustments discussed below) have been reserved for sale upon the exercise of Options granted under the 1998 Plan. The Compensation Committee has granted options to purchase 449,829 shares under the 1998 Plan (in addition to an additional 331,000 shares which have been granted under the 1996 Plan), including options to purchase 149,829 shares (the "Amendment Shares") subject to shareholder approval of the Amendment. Therefore, if the shareholders fail to approve the Amendment, those options to purchase the Amendment Shares will be canceled.

    If an Option expires fully or partially unexercised, the shares then subject to such Option are available for later grant. Upon a change in the number of shares outstanding as a result of a declaration of a stock dividend or any recapitalization resulting in a stock split, combination or exchange of shares, there shall be a proportionate adjustment in the shares available for grant and the shares subject to outstanding Options.

CERTAIN GRANTS UNDER THE 1998 PLAN

    The Options that have been granted to the Named Executive Officer under the 1998 Plan are set forth under "Executive Compensation--Summary Compensation Table" for 1999 and 1998, in this Proxy Statement. The current executive officers as a group have been granted Options to purchase 242,500 shares of Common Stock under the 1998 Plan. As a group, the current directors of the Company who are not executive officers of the Company have been granted Options to purchase 27,500 shares of Common Stock under the 1998 Plan. All employees of the Company, including all current officers who are not executive officers, as a group, have been granted Options to purchase 179,829 shares of Common Stock under the 1998 Plan.

PAYMENT OF EXERCISE PRICE

    The exercise price shall be paid solely in cash, or by check, or, if either expressly permitted by the terms of the Option, or otherwise permitted by the Compensation Committee in its sole discretion at the time of exercise, in whole or in part by delivery of shares of Common Stock which will be deemed payment of all or a portion of the exercise price in an amount equal to the fair market value of such delivered shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1998 PLAN.

                             SHAREHOLDER PROPOSALS

PROPOSALS FOR 2002 ANNUAL MEETING

    Shareholders may submit proposals for consideration at future shareholder meetings, including director nominations. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement for next year's annual meeting, presently scheduled to be held in June 2002 the written proposal must be received by the Company no later than January 12, 2002. Any such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Similarly, in order for a shareholder proposal, including a nomination for director, to be raised from the floor during next year's annual meeting, written notice must be received by the Company no earlier than March 15, 2002, and no later than April 15, 2002, and shall contain such information as required under the Company's Bylaws. If such proposal is timely received by the Company and is in accordance with the Company's Bylaws, management's discretion to vote proxies with respect to such proposal will be limited by the provisions of Rule 14a-4, which is one of the proxy rules promulgated by the SEC.

    You may contact the Company's corporate Secretary at Company headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals, including nominating director candidates.

                                    GENERAL

    The information contained in this Proxy Statement in the sections entitled "Executive Compensation--Report From the Board of Directors Regarding Executive Compensation" and "Comparative Total Returns" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the 1933 Act, or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the 1993 Act or the Exchange Act.

                                          By Order of the Board of Directors,

                                          /s/ Anthony G. Schmeck

                                          SECRETARY

May 11, 2001
Dallas, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR SHARES TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  (APPENDIX A)

                     DIVERSIFIED CORPORATE RESOURCES, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE

    The primary purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Diversified Corporate Resources, Inc., a Texas corporation (the "Company"), is to assist the Board in fulfilling its oversight responsibilities by serving as an independent and objective party to monitor management's conduct in connection with the Company's financial reporting process and internal control system, reviewing and appraising the audit efforts of the Company's outside auditors, and providing and open avenue of communication among the outside auditors, management and the Board.

    The Committee shall review the adequacy of this Charter on an annual basis.

MEMBERSHIP

    The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the American Stock Exchange ("Amex").

    Accordingly, all of the members will be directors (a) who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and who are not disqualified from being "independent "pursuant to the rules of the Amex, and (b) who are financially literate or who become financially literate within a reasonable period after appointment to the Committee. In addition, at least one member of the Committee will have accounting or financial management expertise.

KEY RESPONSIBILITIES

    The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements, that the outside auditors are responsible for auditing those financial statements, and that the Company's outside auditors are ultimately accountable to the Board and the Committee.

    The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may take on additional responsibilities as appropriate given the circumstances.

    - The Committee shall review with management and the outside auditors the audited financial statements included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS') No. 61.

    - As a whole, or through the Committee chair, the Committee shall review with management and the outside auditors the Company's interim financial results included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

    - As a whole, or through the Committee chair, the Committee shall review the Company's other reports that contain financial information submitted to the SEC or the public, such as Form 8-K reports setting forth audited and proforma financial information concerning business acquisitions made by the Company.

    - The Committee shall discuss with the Company's management and outside auditors the quality and adequacy of the Company's internal controls.

       - The Committee shall:

       - Request each year, from the outside auditors, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1.

       - Discuss with the outside auditors any such disclosed relationships and their impact on the objectively and independence of the outside auditors.

       - Recommend that the Board take appropriate action to oversee the independence of the outside auditors.

       - Recommend to the Board any appropriate action to oversee the independence of the independent accountants.

       - Review the performance and fees of the outside auditors and approve any proposed discharge of the outside auditors when circumstances warrant.

       - Periodically consult with the outside auditors, out of the presence of management, about internal controls and the fullness and accuracy of the Company's financial statements.

       - In consultation with the outside auditors, review the integrity of the Company's financial reporting processes, both internal and external.

       - Following completion of the annual audit, inquire separately with each of management and the outside auditors with respect to any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and conduct a review of any such difficulties.

       - Following the completion of the annual audit, inquire separately with each of management and the outside auditors with respect to any significant disagreement among management and the outside auditors in connection with the preparation of the Company's financial statements.

    - Subject to any action that may be taken by the full Board, the Committee shall have the ultimate authority in connection with the process of selecting (or nominating for shareholder approval), evaluating and, where appropriate, replacing the outside auditors.

                     DIVERSIFIED CORPORATE RESOURCES, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 12, 2001

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints, J. Michael Moore and Anthony G. Schmeck, or either of them, with full power of substitution, as Proxies to vote all stock of Diversified Corporate Resources, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held in Philadelphia, Pennsylvania on June 12, 2001, upon such business as may properly come before the meeting or any adjournments thereof, including the following items as set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.







                           - FOLD AND DETACH HERE -

                     DIVERSIFIED CORPORATE RESOURCES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY //

                                                                         For All
                                                         For   Withheld   Except
1.  Proposal to elect as Directors of the Company the    / /      / /      / /
    following persons to hold office until the next annual election of Directors by shareholders or until their successors have been duly elected and qualified.

J. Michael Moore      A. Clinton Allen
Samuel E. Hunter      Deborah A. Farrington

(INSTRUCTION: To withhold authority to vote for any individual nominee, please place a line through the nominee's name above.)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                                                           For  Against  Abstain

2.  To approve the amendment to the Company's 1998         / /    / /      / /
    Nonqualified Stock Option Plan amended to increase the number of shares reserved for issuance from 300,000 to 800,000.

3.  In their discretion, the Proxies are authorized        / /    / /      / /
    to vote upon such other matters and business as may properly come before the meeting.

Your signature(s) on this proxy form should be exactly as your name or names appear on this proxy. If the stock is held jointly, each holder should sign. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary or representative capacity, please set forth your full title. If a corporation, please sign in full corporate name as president or other authorized officer. If a partnership or other entity, please sign in the partnership's or other entity's name by authorized person.

Dated:____________________________________________________________________, 2001

________________________________________________________________________________
(Signature)

________________________________________________________________________________
Signature if held jointly

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS FOR PROPOSALS 1 AND 2 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN PROPOSAL 3.


                           - FOLD AND DETACH HERE -

                      PLEASE MARK, SIGN, DATE AND RETURN
                           THIS PROXY PROMPTLY USING
                            THE ENCLOSED ENVELOPE.